Exhibit (p)
CODE OF ETHICS
ADOPTED BY
U.S. GLOBAL INVESTORS FUNDS
Effective October 1, 2008

     Each U.S. Global Fund adopts this Code of Ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to certain types of personal securities transactions for the purpose of establishing reporting requirements and enforcement procedures with respect to such transactions. This Code and the reports required under it are promulgated to assure there are no violations of Rule 17j-1(b).
I.	DEFINITIONS.
     1. “Access Person” shall have the same meaning as that set forth in Rule 17j-1(a)(1) under the 1940 Act.
     2. “Adviser” shall mean U.S. Global Investors, Inc.
     3. “Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that an Independent Trustee has or acquires.
     4. “Considered for purchase or sale” shall mean a security that is being considered for purchase or sale by a Fund when an investment professional of the Adviser or a Subadviser has recommended that the Fund purchase or sell the Security.
     5. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Generally, it means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
     6. “Distributor” shall mean U.S. Global Brokerage, Inc.
     7. “Fund” shall mean each registered investment company (and series thereof) advised by the Adviser.
     8. “Interested Person” shall have the meaning as contained in Section 2(a)(19) of the 1940 Act.
     9. “Independent Trustee” shall mean any trustee of a Fund who is not an Interested Person of the Fund.
     10. “Purchase” or “sale” of a security includes, among other things, the writing of an option to purchase or sell a security.
     11. “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act (generally, all securities) except that it shall not include securities issued by the Government of the United States or an agency or instrumentality thereof (including all short-term debt securities that are government securities within the meaning of Section 2(a)(16) of the 1940 Act), bankers acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies. The term security includes any separate security that is convertible into, exchangeable for or which carries a right to purchase a security and, for purposes of this Code, any shares of an exchange-traded fund.
     12. “Subadviser” shall mean any entity that is a party to or enters into an agreement with the Adviser and/or a Fund pursuant to which such entity provides investment advisory services to the Fund.
     13. “Third-Party Officer” shall mean any officer of a Fund who is not an employee of the Adviser, the Distributor, or a Subadviser.
II.	CODE PROVISIONS APPLICABLE ONLY TO INTERESTED PERSONS OF THE FUNDS.
     Any Access Person of a Fund who is also an Access Person of the Adviser, the Distributor, or a Subadviser shall not be subject to this Code, so long as such Access Person is subject to a code of ethics duly adopted by the relevant Adviser, Distributor, or Subadviser relating to personal securities transactions by such Access Person (each, a “Third-Party Code”), provided that such Third-Party Code complies with the requirements of Rule 17j-1 and has been approved by the Board of Trustees of the Fund.
III.	CODE PROVISIONS APPLICABLE TO THE INDEPENDENT TRUSTEES AND THIRD-PARTY OFFICERS OF THE FUNDS.
     1. General Fiduciary Principles. The following fiduciary principles are the policy of the Funds and it is the duty of the Independent Trustees and Third-Party Officers:
          (a) To place the interests of the Funds first at all times;
          (b) To conduct all personal securities transactions in such manner as to avoid any actual or potential conflict of interest or abuse of their position of trust and responsibility; and
          (c) To avoid taking any inappropriate advantage of their positions or the information they acquire to the detriment of the Funds.
     2. Fraudulent Practices. Pursuant to Rule 17j-1(b), persons covered by this Code shall not, in connection with the direct or indirect purchase or sale of a Security held or to be acquired by a Fund:
          (a) Employ any device, scheme or artifice to defraud a Fund;
          (b) Make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;
          (c) Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

          (d) Engage in any manipulative practice with respect to a Fund.
     3. Prohibited Purchases and Sales. No Independent Trustee or Third-Party Officer of a Fund shall knowingly effect the purchase or sale of any Security on any day during which that Security is being purchased or sold by the Fund or is being considered for purchase or sale by a Fund.
     4. Exempted Transactions. The prohibitions of Section III.3 of this Code shall not apply to:
          (a) Purchases or sales effected in any account over which the Independent Trustee or Third-Party Officer has no direct or indirect influence or control;
          (b) Purchases or sales that are nonvolitional on the part of the Independent Trustee or Third-Party Officer of the Fund;
          (c) Purchases that are part of an automatic dividend reinvestment plan;
          (d) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;
          (e) Sales of securities held in a margin account to the extent necessary in order to meet margin requirements;
          (f) Purchases or sales other than those exempted in (a) through (e) above that: (i) will not cause the Independent Trustee or Third-Party Officer to gain improperly a personal profit as a result of his relationship with the Fund, or (ii) are only remotely potentially harmful to a Fund because the proposed transaction would be unlikely to affect a highly institutional market, or (iii) because of the circumstances of the proposed transaction, are not related economically to the Securities purchased or sold or to be purchased or sold by the Fund, and which, in each case, the Chief Compliance Officer of the Fund has previously approved, which approval shall be confirmed in writing.
     5. Reporting by Independent Trustees.
          (a) Whether or not one of the exemptions listed in Section III.4 hereof applies, each Independent Trustee of a Fund shall file with the Chief Compliance Officer of the Fund a written report containing the information described in Section III.5(b) of this Code with respect to each transaction in any Security in which such Independent Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, if such Independent Trustee, at the time he entered into that transaction, knew or, in the ordinary course of fulfilling his official duties as a trustee of the Fund should have known, that during the 15-day period immediately preceding or after the date of that transaction:
               (i) Such Security was or is to be purchased or sold by the Fund, or

               (ii) Such Security was or is being considered for purchase or sale by the Fund; provided, however, that such Independent Trustee shall not be required to make a report with respect to any transaction effected for any account over which he does not have any direct or indirect influence or control. Each such report shall be deemed to be filed with the Fund for purposes of this Code, and may contain a statement that the report shall not be construed as an admission by the Independent Trustee that he has any direct or indirect Beneficial Ownership in the Security to which the report relates;
          (b) Such report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:
               (i) The date of the transaction, the title of and the number of shares, and the principal amount of each Security involved;
               (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
               (iii) The price at which the transaction was effected; and
               (iv) The name of the broker, dealer, or bank with or through whom the transaction was effected.
          Any report concerning a purchase or sale prohibited under Section III.3 hereof with respect to which the Independent Trustee relies upon one of the exemptions provided in Section III.4 shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.
     6. Reporting by Third-Party Officers.
          (a) Each Third-Party Officer shall (i) instruct the broker/dealer executing any personal securities transaction to send a duplicate confirmation statement of the transaction containing the information specified in Rule 17j-1(d)(1)(ii) to the Chief Compliance Officer and file a quarterly affirmation with the Chief Compliance Officer stating that this was done; and (ii) file with the Chief Compliance Officer a securities transaction report for each transaction in any Security in which such officer has participated. This report must be filed within 30 days after the end of each calendar quarter.
          (b) Within 10 days of becoming an officer of the Funds, such officer must complete an initial holdings report containing the information specified in Rule 17j-1(d)(1)(i).
          (c) Each officer must complete an annual holdings report containing the information specified in Rule 17j-1(d)(1)(iii).
     7. Review. The Chief Compliance Officer of the Fund shall review or supervise the review of the personal securities transactions reported pursuant to Sections III.5 and III.6. As part of that review, each such reported securities transaction shall be compared against completed and contemplated portfolio transactions of the Funds to determine whether a violation of this Code may have occurred. The Chief Compliance Officer of the Funds shall evaluate whether a material violation of this Code has occurred, taking into account all the exemptions provided under Section III.4. Before making any determination that a violation has occurred, the Chief Compliance Officer shall give the person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Independent Trustee or Third-Party Officer whose transaction is in question.
     8. Sanctions. If the Chief Compliance Officer determines that a material violation of this Code has occurred, the Chief Compliance Officer shall provide a written report of his or her determination to the Board of Trustees for such further action and sanctions as the Board deems appropriate.
IV. MISCELLANEOUS PROVISIONS.
     1. Amendment or Revision of Third-Party Code. Any material amendment or material revision of a Third-Party Code shall be furnished to the Independent Trustees of the Funds for consideration no later than six months after the adoption of the material amendment or material revision.
     2. Records. Each Fund shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission:
          (a) A copy of this Code and any other code that is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
          (b) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;
          (c) A copy of each report made by an officer or trustee pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and
          (d) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.
     3. Confidentiality. All reports of securities transactions and any other information filed with the Fund or furnished to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.
     4. Interpretation of Provisions. The trustees of the Funds may adopt from time to time such interpretation of this Code as they deem appropriate.
     5. Effect of Violation of This Code. In adopting Rule 17j-1, the Securities and Exchange Commission specifically noted in Investment Company Act Release No. 11421 that a violation of any provision of a particular code of ethics, such as this Code, would not be considered a per se unlawful act prohibited by the general antifraud provisions of the Rule. In adopting this Code of Ethics, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.